UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 4, 2016

HALCÓN RESOURCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35467	20-0700684
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1000 Louisiana St., Suite 6700 Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (832) 538-0300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of New Directors

Effective March 4, 2016, Halcón Resources Corporation (the “Company”) increased the size of the Board of Directors of the Company (the “Board”) from nine to eleven members and appointed John W. (J.W.) Brown and Paul P. (Flip) Huffard IV to the serve as directors. The Board has determined that each of Messrs. Brown and Huffard satisfy the definition of “independent director” under the applicable rules of the New York Stock Exchange and the requirements for service on the Board pursuant to the Company’s Corporate Governance Guidelines, a copy of which is available under the “Investor Relations — Corporate Governance” page of the Company’s website at www.halconresources.com. The information on the Company’s website does not constitute a part of this report and is not incorporated herein by reference. There are no arrangements or understandings between Messrs. Brown or Huffard and any other persons pursuant to which each was appointed a director of the Company.  In connection with their appointment, each of Messrs. Brown and Huffard received a cash payment of $99,000, which amount reflects the Company’s agreement to pay six months of the modified annual cash retainer for non-employee directors discussed below to each of Messrs. Brown and Huffard in advance. The Company will also enter into a standard form of Indemnity Agreement for directors with each of Messrs. Brown and Huffard, a copy of which has been previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 19, 2012.

Since June 2005, Mr. Brown has served as Chairman of Par Investments, LLC, a private investment firm focused on energy related investments, and since July 1991, he has served as the General Partner of Premier Capital, Ltd., a private energy focused investment banking firm.  From 2001 to 2003, Mr. Brown served as a Director of Friedman, Billings, Ramsey Group, a publicly traded full service banking firm focused on energy investment banking transactions.  Prior to that, Mr. Brown served as an Associate of Private Energy Capital Investment at EnCap Investments, L.C. from 2000 to 2001; as the Founder and General Partner of WesAl Capital, Ltd., a private energy investment banking firm with the late William E. Simon, former Secretary of the Treasury and Alvin Shoemaker, former Chairman of First Boston from 1986 to 1991; and as the Founder, Shareholder and President of Westwood Resources Company, a privately held independent oil and gas company, from 1981 to 1984.  Mr. Brown practiced law from 1973 until 1981.  He earned a Bachelor of Arts Degree from Southern Methodist University and a Juris Doctor Degree and Master of Laws Degree from Southern Methodist University Law School.

Mr. Huffard currently serves as a Senior Advisor on the Advisory Counsel of Strategic Value Partners, a distressed and deep-value private equity firm.  He also serves as Chairman of the Board of Directors of Vubiq Networks, Inc., a privately held wireless networking technology firm, and on the Board of Directors of CORE Media Group.  From 1995 to 2014, Mr. Huffard served as a Senior Managing Director of The Blackstone Group where he provided financial and strategic advice to companies and creditors in situations involving financial restructuring, as well as to corporate parents and purchasers of distressed companies.  Mr. Huffard’s areas of expertise include business plan development, capital structure analysis and structuring, capital raising, mergers and acquisitions, valuation, negotiation and expert witness testimony.  Prior to joining The Blackstone Group in 1995, Mr. Huffard gained investment banking experience at Smith, Barney, Harris, Upham & Co. and Hellmold Associates.  He earned a Bachelor of Administration degree in Economics from Harvard College and a Master of Business Administration degree from the Kellogg School of Management at Northwestern University.

Compensation of Non-Employee Directors

On March 4, 2016, the Compensation Committee recommended, and on March 9, 2016, the Board approved, modifications to the Company’s compensation program for non-employee directors. A copy of the new compensation program is attached hereto as Exhibit 10.01 and is incorporated herein by reference. The new compensation program was formulated with the input and based upon the recommendations of Longnecker & Associates, the independent compensation consultant engaged by the Compensation Committee. Under the new compensation program, non-employee directors will receive an annual cash retainer of $198,000, payable in equal monthly installments. Additional cash amounts associated with service as Lead Independent Director, Chairman of a standing committee of the Board and membership on a standing committee of the Board, reflecting the additional workload associated with service in such capacities, remained unchanged. The new compensation program also eliminated equity awards for non-employee directors, which reflects the limited number of shares of common stock available to the Company under stockholder approved plans, the limited utility of equity awards in light of the current volatility and low trading price of the Company’s common stock and current compensation practices within the Company’s peer group.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed as part of this Current Report on Form 8-K:

Exhibit No.	Description

10.01	Second Amended and Restated Summary of Non-Employee Director Compensation, as adopted March 9, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALCÓN RESOURCES CORPORATION

March 10, 2016	By:	/s/ Mark J. Mize
	Name:	Mark J. Mize
	Title:	Executive Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.01	Second Amended and Restated Summary of Non-Employee Director Compensation, as adopted March 9, 2016.